UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	98-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6220 Hwy 7, Suite 600

Woodbridge

Ontario L4H 4G3

Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	WCN	New York Stock Exchange (“NYSE”) Toronto Stock Exchange (“TSX”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Waste Connections, Inc. (the “Company”) expects to record an increase to its landfill closure and post-closure liabilities in the amount of approximately $160 million in its Form 10-K for the fiscal year ending December 31, 2023. This increase in estimated costs for facility closure and post-closure obligations is attributed to addressing and mitigating the impacts of an Elevated Temperature Landfill Event (“ETLF”) occurring in a non-active area of the Chiquita Canyon Landfill in Southern California. The ETLF impacts are site-specific, area-specific and expected to be non-recurring in nature. The additional projected costs relate to the handling and processing of incremental leachate generation and related costs associated with mitigating the ETLF. Based upon facts currently known, we understand that the ETLF began during 2023 and are projecting that the additional costs will be substantially realized by the end of 2025. Based on current engineering estimates and the projected timeline, the outlays for operating and capital costs associated with mitigating the ETLF are expected at approximately $30 million over the third and fourth quarters of 2023, $75 million in 2024 and $40 million in 2025.

The Company will continue to refine its operating plans, which periodically may result in modifications to the expected timeline and procedures, which could result in further refinements to the expected closure and post-closure liabilities associated with mitigating the ETLF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.

Date: November 30, 2023	BY:	/s/ Mary Anne Whitney
Mary Anne Whitney
Executive Vice President and Chief Financial Officer